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                                                                   EXHIBIT 10.18
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                              EMPLOYMENT AGREEMENT

This Employment Agreement is entered into this 2nd day of February 1995, and effective as of October 6, 1993 (the "Effective Date") by and between MediSense, Inc., a Massachusetts corporation with its principal place of business at 266 Second Avenue, Waltham, 02154 (the "Company") and Donald
L. Pieper, a resident of 73 Arlington Street, Acton, MA 01720 (the "Employee" ).

In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. EMPLOYMENT, TITLE AND RESPONSIBILITIES

The Company hereby employs the Employee, and the Employee hereby accepts such employment, as the Company's Corporate Vice President of Research and Development, subject to the terms and conditions set forth herein.

Subject to the general direction and control of the Board of Directors, President of the Company, and/or the Chief Operating Officer, the Employee agrees to devote his full time and best efforts to his duties and responsibilities for the Company. The Company shall from time to time assign to the Employee such duties and responsibilities as are commensurate with his title(s).

2. TERM

Subject to the provisions of this Agreement, the employment of the Employee by the Company shall be for the period commencing on the Effective Date and expiring twelve months thereafter (such date, as it may be extended from time to time as set forth in this Agreement, is referred to herein as the "Expiration Date"), provided, however, that the Expiration Date shall be extended automatically for periods of one year, commencing on the first and each annual anniversary of the Effective Date, unless either party gives written notice to the other at least 90 (ninety) days prior to such anniversary date, of the party's election not to extend the Expiration Date of this Agreement.

3. BASE COMPENSATION

During the term of this Agreement, the Employee shall be entitled to receive base compensation at the rate of $172,500.00 per year, subject to increase if in the sole judgment of the Board of Directors, the Employee merits an increase in the base compensation.

4. BONUS

In addition to the base compensation described in Section 3, during the term of this Agreement, the Employee shall be entitled in each year, to receive a cash bonus of between 30 - 60 % of his base compensation based on the achievement of specific goals to be established by the Employee and President and/or the Chief Operating Officer within three months after the commencement of each year of the Term.

In each year of this Agreement, the Employee and the President or Chief Operating Officer shall set certain goals to be achieved and the corresponding percentage of the base compensation to be paid upon satisfactory completion of such goals, which shall be set forth in Exhibit A to this Agreement. In the event of the termination of employment of the Employee for any reason other than by the Employee pursuant to Section 2, or pursuant to Sections 10(c) or 10(d) hereof, the Employee shall receive an amount equal to the bonus which would otherwise be payable to the Employee in the year of termination, pro-rated for the year in which termination occurs, provided that the goals reasonably expected to have been achieved by the Employee prior to the date of termination have been achieved, and further provided that the determination of whether such goals shall have been achieved, shall be made in good faith by the President or Chief Operating Officer of the Company. Notwithstanding anything to the contrary herein, in the event the Employee's employment is terminated pursuant to Section 10(d) hereof, the Employee shall not be entitled to receive any portion of the cash bonus referenced in this Section 4, related to the year of termination.

5. EMPLOYEE BENEFITS

The Employee shall have the right to participate in all benefits plans and programs generally made available to executives of the Company, including without limitation health, dental, life and disability insurance, vacation programs, retirement plans and immediate eligibility for the participation in the Company's Restricted Stock, Stock Purchase, Stock Option and 401 (k) Plans. The Employee shall be entitled to a company car (Jeep), that has a cash equivalent value of approximately $ 600.00 per month.

6. REIMBURSEMENT OF EXPENSES

The Company shall reimburse the Employee for all reasonable and necessary expenses incurred by him in the performance of his duties hereunder, following his appropriate substantiation thereof, in each case in accordance with the Company's policies as in effect from time to time.
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7. STOCK OPTIONS

Under the Company's 1993 Stock Option Plan, (the "Stock Option Plan"), the Company has granted to the Employee the stock options set forth on Exhibit B (the "Options"), as further described in the certificates evidencing said Options attached hereto as Exhibit B-1 ("the Certificate"). To the extent of any inconsistencies between this Agreement and the terms and conditions set forth on the Certificate, this Agreement shall govern.

         (A) ACCELERATION OF VESTING

         To the extent not already vested, and except as otherwise set forth below, the vesting of the Options shall accelerate to permit immediate exercise of the Options for up to 100% of the shares covered by the Options, and up to 75% of the shares covered by any further option grants by the Company to the Employee, upon occurrence of any of the following events:

               (I) Sufficiently (and in any case at least 20 days) prior to the sale, transfer or assignment of all or substantially all of the assets of the Company, so as to enable the Employee reasonably to participate in the distribution of assets resulting from such sale;

               (II) Sufficiently (and in any case at least 20 days) prior to the sale of a controlling interest in the Company (other than by means of a registered public offering of the Company's stock under the Securities Act of 1933, as amended (the "Securities Act" )) so as to permit the Employee reasonably to exercise the Options prior to the consummation of such sale; for the purposes of this Section 7, the term "controlling interest' shall mean the right, directly or indirectly, to control the election of a majority of the members of the Board of Directors of the Company;

               (III) Sufficiently (and in any case at least 20 days) prior to the merger or consolidation of the Company with or into another entity if the Company is not the surviving entity, whether accomplished by means of a forward or reverse merger, so as to permit the Employee to exercise the Options prior to such merger;

               (IV) If reasonably possible, sufficiently prior to the liquidation or dissolution of the Company so as to permit the Employee to participate in the distribution to stockholders resulting from such liquidation or dissolution.

         (B) TERM: EXERCISABILITY.

         Except as hereinafter set forth, the Options shall be outstanding for a period of ten years from the grant date of October 6, 1993. In the event of the termination of the Employee for Cause (as hereinafter defined) pursuant to Section I0(d), or in the event of the termination pursuant to Section 10(c) or nonrenewal pursuant to Section 2, the Options shall remain outstanding for a period equal to the lesser of (i) remaining exercise period of the Option or (ii) 90 days after termination.

         In the event of the death or Permanent Disability of the Employee (as hereinafter defined), or in the event of the termination of employment pursuant to Section 10(e), the Option shall remain outstanding for a period equal to the lesser of (i) the remaining exercise period of the Option or (ii) one (1) year after such death, Permanent Disability, or termination Without Cause.

         (C) CASHLESS EXERCISE.

         The Company will cooperate with the Employee, and will use its best efforts, including without limitation the amendment of the Stock Option Plan if necessary, to permit, pursuant to applicable laws and regulations, a cashless exercise of the Options if the Company has theretofore had a registered offering of Common Stock pursuant to the Securities Act. In addition, upon the occurrence of an event specified in Section 7 (a)(i), (ii), (iii), or (iv), the Employee will be permitted to exercise the Options concurrently with the closing of such an event and to pay the Options exercise price out of proceeds of an such an event which would be payable to the Employee as a result of such event if he had held Common Stock of the Company immediately prior to he consummation of such an event, provided that exercise of the Options in such a manner is reasonably acceptable to the proposed acquiror of the Company. If such manner of exercise is not reasonably acceptable to the acquiror, the Company will use its best efforts to make available to the Employee, either directly or from another source, a loan or advance in an amount equal to the aggregate exercise price of the Options, which loan or advance may, at the option of the Company
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         or lender, be repayable out of proceeds received by the Employee as a result of the acquisition event.

8. LIMITATIONS ON BENEFITS

         (a) It is the intention of the Employee and the Company that no payments by the Company to or for the benefit of the Employee under this Agreement or any other agreement between the Employee and the Company shall be "parachute payments" within the meaning of Section 28OG(b)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, and notwithstanding any other provision of this Agreement, to the extent any payments provided for in this Agreement or any other agreement or amendment thereto entered into between the Company and the Employee constitute such "parachute payments" within the meaning of such Section of Code, the payments due to the Employee pursuant to Section 10 hereof shall be reduced (but not below zero) to the minimum extent necessary to avoid the characterization as "parachute payments" of any payments to Employee by the Company under this Agreement or any other agreement between the Company and the Employee.

         (b) If any dispute between the Company and the Employee as to any of the amounts to be determined under this Section 8, or the method of calculating such amounts, cannot be resolved by the Company and the Employee, either party, after giving three days written notice to the other, may refer the dispute to a partner in the Boston Office of a firm of independent certified public accountants selected jointly by the Company and the Employee. The determination by such partner as to the amounts to be determined under Section 8(a) and the method of calculating such amounts shall be final and binding on both the Company and the Employee. The Company shall and the Employee shall share equally, as they are incurred, the costs of any such determination.

9. CONFIDENTIALITY AND NON-DISCLOSURE; PROPRIETARY RIGHTS.

     The Employee recognizes and agrees that the Company enjoys substantial goodwill in its business, and the Employee further recognizes that, in the performance of his duties and responsibilities pursuant hereto, he will gain extensive, and valuable experience and knowledge in the business conducted by, the Company, including extensive contacts and acquaintanceships with customers and employees of the Company and that he will have access to confidential information relating to its business, operations and customers. The Company recognizes and agrees that the Employee has extensive experience in the fields of medical device, instrumentation and diagnostic products, including extensive contacts and acquaintenceships with other executives, customers and prospects. The Employee acknowledges that the Company's confidential information is within the exclusive knowledge and possession of the Company, is not generally available to the general public and is disclosed to the Employee in confidence, that the Company's confidential information and its goodwill have been established and maintained by the Company at substantial cost and effort over many years and constitutes valuable assets of the Company, and that the use or disclosure of such information or goodwill would cause serious and irreparable injury and harm to the Company. Therefore, the Employee and the Company covenant and agree as set forth in this Section 9.

     (A) UNAUTHORIZED DISCLOSURE

     The Employee shall not, without the prior consent of the Board of Directors or a person duly authorized thereby, disclose to any person, other than an employee or professional advisor of the Company, or its employee or professional adviser of the Company, or its subsidiaries or other person to whom disclosure is in the reasonable judgment of the Employee necessary or appropriate in connection with the performance by the Employee of his duties as an executive officer of the Company, any information obtained by him while in the employ of the Company or its subsidiaries the disclosure of which he knows or, in the exercise of reasonable care, should know may be damaging to the Company or any of its subsidiaries or affiliates.

     (B) PROPRIETARY RIGHTS

     Any and all inventions, discoveries, developments, methods, processes. compositions, works, concepts and ideas (whether or not copyrightable or patentable) conceived, made, developed, created or reduced to practice by the Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others and whether during regular hours of work or otherwise) during the Term of his employment with the Company and for a period of six months following the Date of Termination (as defined below in Section 10), which may be directly or indirectly useful in, or relate to, the business of the Company or any of its subsidiaries or affiliates or any business (to the knowledge of the Employee) contemplated by the Company while the Employee is employed by the Company, shall be promptly and fully disclosed by the
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     Employee to an appropriate executive officer of the Company and, unless otherwise specifically agreed in writing, shall be the Company's exclusive property, and the Employee shall promptly deliver to the Company all papers, drawings, models, data, notebooks, computer disks/tapes, data, and other material relating to the foregoing proprietary rights, conceived, made, developed or created by him as aforesaid. The Employee shall, upon the Company's request at the sole expense of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to assign his right, title and interest in the foregoing rights and to direct issuance of copyrights or patents to the Company with respect to such proprietary rights as are to be the Company's exclusive property as against the Employee under this subsection (b) or to vest in the Company title to such proprietary rights. The expense of securing any such patent or copyright, however, is to be borne by the Company.

     (C) NON-COMPETITION

     The Employee agrees that, during the Term of his employment hereunder and for a period of twenty-four months following the Date of Termination (as defined below in Section 10), he will not, directly or indirectly:

               (I) engage, participate or invest in or assist as owner, partner, shareholder, director, officer, trustee, employee, agent or consultant, or in any other capacity, in any business organization whose activities or products are competitive with activities or products of the Company that are engaged in or produced by the Company at the date hereof or that shall have been engaged in or produced by the Company at any time that the Employee shall have been employed by the Company or which may be engaged in or produced during the term of the non-competition period on the basis of any patent, patent applications, technical information, trade secret or process or intellectual property owned or used by the Company in respect of activities which were reasonably contemplated or under discussion by the Company as of the Date of Termination; and

               (II) solicit any officer, director or employee of the Company to leave his/her employment, nor call upon, solicit, divert or attempt to solicit or divert from the Company any of its customers of which he was aware during the term of his relationship with the Company; provided, however, that nothing in this Section 9(c) shall be deemed to prohibit the Employee from making a strictly passive investment in less than 5% of the common stock or other securities of a corporation competitive with the business of the Company that is registered with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, which securities are traded on a nation exchange or in the over-the-counter market.

10.  TERMINATION

In addition to any termination of this Agreement and the employment relationship established herein pursuant to Section 1 of this Agreement, the Agreement and that relationship may be terminated as set forth in this Section 10.

     (A) DEATH

     The Employee's employment hereunder shall terminate automatically upon his death.

     (B) PERMANENT DISABILITY

     The Employee's employment hereunder may be terminated by the Company as a result of his Permanent Disability, as determined solely by the Board of Directors.

     (C) TERMINATION BY THE EMPLOYEE

     The Employee may terminate his employment hereunder upon 90 days prior written notice to the Company.

     (D) CAUSE

     The Company may terminate the Employee's employment hereunder for Cause.

     (E) WITHOUT CAUSE

     The Company may terminate the Employee's employment hereunder without Cause, upon
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     thirty (30) days prior written notice. A termination by the Company pursuant to section 2 of this Agreement shall be deemed to be a Non-Renewal as it relates t this Section 10.

     (F) CONTINUING OBLIGATIONS

     Not withstanding anything to the contrary herein, the obligations of both parties under Section 9 hereof shall survive the termination of this Agreement.

     (G) DATE OF TERMINATION

     The Term, "Date of Termination" shall mean the earliest of

         (i) the Expiration Date or
         (ii) if the Employee's employment is terminated

               (a) by his death, the date of death or

               (b) as a result of his Permanent Disability, the date on which notice of termination is given by the Company to the Employee, or

               (c) for Cause pursuant to Section 10(d), or termination by the Employee pursuant to Section 10(c), the date on which notice of termination is given by the party terminating the employment relationship. For all purposes of this Agreement, references to the "Term" of the Employee's employment hereunder shall mean the period commencing at the Effective Date and ending on the Date of Termination.

     (H) TERMINATION BENEFITS

     In the event the employment of the Employee is terminated pursuant to
     Section 10 (a), 10(b), and 10(e) of this Agreement, the Company shall, for a period of twelve months subsequent to the Date of Termination, continue to pay the Employee (or his estate or designated beneficiary, as the case may be) his base salary, fringe benefits and pro rated bonus.

     Except as provided in this Section 10(h), by applicable law or as to payments accrued or incurred prior to the Date of Termination, the Employee shall not otherwise be entitled to receive any salary, bonus, benefit or other reimbursement hereunder after the Date of Termination other than accrued or incurred prior thereto.

     The end of the period during which termination benefits are paid pursuant to this Section 10 (h), rather than the Date of Termination, will be deemed to be a "qualifying event' which would entitle the Employee to acquire at his own expense during the minimum election period permitted by the Consolidated Omnibus Budget Reconciliation Act (commonly known as "COBRA") or such other law as may then be in effect continuation of coverage under the Company's health and benefit plans.

     (I) OUTPLACEMENT SERVICES

     In the event the Company does not renew the Employee's employment pursuant to Section 2 hereof, of terminates the employment of the Employee pursuant to Section 10 (b) or (e), Professional Executive Outplacement services will be procured by the Company on behalf of the Employee for a period not to exceed one year.

11. CERTAIN DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings indicated, as determined in the sole discretion of the Board of Directors or CEO.

"Cause" means the Employee's (i) refusal , failure or neglect to perform and discharge his material duties and responsibilities hereunder: (ii) material breach of his fiduciary duties as an officer or member of the Board of Directors of the Company or, any subsidiary or affiliate; (iii) gross misconduct that is injurious to the Company; (iv) fraud, embezzlement or other act of dishonesty of the Employee with respect to the Company, or any subsidiary or affiliate thereof. (v) conviction of, or a plea of guilty or nolo contendere entered by the Employee to, a felony; (vi) willful or prolonged absence from work by the Employee (other than by reason of disability due to physical or mental illness); or (vii) willful commission of acts or making of statements by the Employee which reflect adversely, in making respects, upon the Company or its business, customers or other employees.

"Permanent Disability" means a physical or mental condition of the Employee which (a) renders the Employee unable to perform his duties and responsibilities substantially on a full-time basis for a period of six months during the term of this Agreement, or (b) causes the Employee to become eligible for long-term disability benefits under the Company's long term disability insurance plan then in effect or
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(c) causes a physician to certify that the Employee is permanently incapacitated.

12.  MISCELLANEOUS

         (A) NOTICES

         Any notice hereunder shall be effective if delivered personally, by registered or certified mail, return receipt requested, by overnight or special courier with a signed receipt, or by facsimile where confirmation of receipt may be verified, at the addresses set forth in the preamble to this Agreement or to any other properly noticed address given by the parties to each other.

         (B) GOVERNING LAW

         This Agreement shall be construed under and governed by the law of The Commonwealth of Massachusetts.

         (C) AMENDMENTS

         This Agreement may not be modified or amended orally. All amendments shall be in writing and signed by the Company and the Employee.

         (D) ASSIGNMENTS

         This Agreement may not be assigned by the Employee. This Agreement may be assigned by the Company to any entity acquiring or succeeding to control of ownership of the Company or substantially all of the assets of the Company. This Agreement shall be binding upon and inure to the benefit of the parties and to their permitted successors and assigns.

         (E) ENTIRE AGREEMENT

         This Agreement, together with the Exhibits attached hereto and the documents referred to herein, constitutes entire understanding of the parties with respect to its subject matter and supersedes any other agreements between the parties with respect to such subject matter.

         (F) SET-OFF

         The Company may offset any claims which it may have against the Employee against any amounts payable to the Employee hereunder.

Notwithstanding the foregoing, the right of the Employee to receive termination benefits pursuant to Section 10 (h) shall not be offset against any compensation to which the Employee may receive from sources other than the Company during the severance period.

         (G) ENFORCEABILITY

         If any portion or provision of this Agreement shall to any extend be declared illegal or unenforceable by a court or competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (H) WAIVER

         No waiver of any provision hereto shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         (I) NO CONFLICTS ; CONFLICTING AGREEMENTS

Each party hereby represents and warrants that the execution of this Agreement and the performance of its obligations hereunder will not breach or be in conflict with any other agreement to which it is a party or is bound, and that it is not now subject to any covenants against competition or similar covenants which would affect the performance of its obligations.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year MediSense, INC.

By:______________________________________
     Robert L. Coleman, President, CEO

By:______________________________________
     Donald L. Pieper

     ____________________________________
     Notary Public - Loretta Gallo

     My commission expires March 13, 1998